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Exhibit 10(d)

[Letterhead of Howard I. Atkins
Executive Vice President and
Chief Financial Officer
of Wells Fargo & Company]

July 22,2002

Rich Levy

Dear Rich:

I am very pleased to confirm our offer of employment to you as Senior Vice President and Controller of Wells Fargo & Co reporting directly to me.

This offers includes a starting base salary of $325,000 annually ($27,083 per month). You will be eligible to participate in the Wells Fargo Bonus Plan, with a threshold incentive opportunity of 40% of salary, target incentive opportunity of 80% and maximum incentive opportunity of 120%. We are prepared to guarantee that your bonus for work performed during the final months of 2002 will not be less than a prorated target bonus (the target bonus for the number of months actually worked). Bonuses under this plan are typically paid in the month of March, following the close of the annual performance period. Salary reviews are conducted annually, and any salary increase is based on an increase in the market price for your job.

We would like to offer you $600,000 worth of Wells Fargo Restricted Share Rights (RSRs). These RSRs are subject to your active employment with Wells Fargo and to Board approval. We will submit the recommendation at the first available Board meeting after employment with the grant effective on that date. Once awarded, RSRs will vest 50% on July 1, 2004 and 50% on July 1, 2005. RSRs receive dividend equivalent payments during the vesting period. Prior to receiving each vested portion of RSRs you will have a one-time deferral opportunity of up to ten years for that amount. You will receive detailed information once the award has been approved.

In addition, we will offer you a hiring bonus of $600,000. This amount, after applicable taxes, will be paid to you as soon as practical after you begin employment.

In addition, upon your active employment with Wells Fargo we would like to offer you a stock option award with a Black Scholes value of $350,000 under the Wells Fargo Long Term Incentive Plan. The number of option shares will be determined at the time of grant based on a Black-Scholes value of Wells Fargo stock. (A rough share estimate can be obtained by dividing the dollar grant value by 1/3 of the current Wells Fargo stock price). Stock options are awarded by the Human Resources Committee of the Board of Directors, and we will submit the recommendation at the first available Board meeting after employment with the grant effective on that date. Once awarded, the option will vest over a three year period and become exercisable at the fair market value on the date of grant for up to 10 years. You will receive detailed information once the award has been approved by the Human Resources Committee of the Board of Directors.

Additionally you will be eligible to receive stock options as long term incentive awards each year beginning in February of 2003. We will guarantee that your award granted in 2003 will be at least $250,000 in Black-Scholes value.

In addition, you will receive the following executive benefits:

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  You will be entitled to a parking reimbursement allowance of up to $300 per month. Part of this allowance is taxable income.

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  You will also be eligible to participate in the Wells Fargo Deferred Compensation Plan. Under this plan you may elect to defer up to 85% of your base salary and up to 100% of any bonus compensation as well as stock option gains. This plan offers a variety of investment options. You would be eligible to defer beginning the January 1 following your hire date. (A plan document will be provided for your review.)

Wells Fargo also offers a comprehensive and competitive benefits package including health and retirement plans, as well as supplemental plans that continue once IRS limits have been met. You can find details about all the benefit plans in the benefits book you were given and you can call Paula Roe, Director, Compensation & Benefits 612/667-8334 at any time with questions.

Wells Fargo will relocate you to San Francisco. Attached is a description of your relocation benefits. A detailed relocation guidebook is being sent to you under separate cover. Before beginning any relocation activities, or if you have any questions regarding your relocation benefits, please call Fran Gingras, Manager, Relocation at 612/667-9053.

If you are involuntarily terminated for any reason other than for cause as defined below, within two years of your date of hire, Wells Fargo will provide you severance in the form of a paid leave of absence. The paid leave period shall run from your last day of active employment through twelve months after that date, or twenty-four months from your date of hire, whichever is greater. During the paid leave period you will be paid at a rate equal to your base pay and target bonus. These payments will be made in the same manner (e.g. direct deposit or check) and at the same intervals (e.g., semi-monthly) as you otherwise receive your pay. The paid leave and the corresponding payments would be in lieu of any other Wells Fargo severance plan that might be in place at the time. If there should be a plan in place at the time that provided more benefits than this agreement, then you would be eligible for that plan, but in no case would you receive benefits from more than one plan. During the paid leave period, you would retain RSR and option vesting. For purposes of the initial RSR grant, vesting would be accelerated in the case of an involuntary termination where the paid leave period ended 24 months or longer from the date of hire. Any paid leave and severance payments would be conditioned on your agreement to a non-compete, non-solicit, and confidentiality agreement as well as a general release of claims which is reasonable and customary. For purposes of this letter, "cause" shall mean your failure to substantially perform your duties hereunder which results in demonstrable material injury and damage to Wells Fargo, your conviction of a felony or of a crime of breach of trust or dishonesty, or your material violation of Wells Fargo's policies on appropriate workplace behavior or its Code of Ethics and Business Conduct.

If you are involuntarily terminated for any reason other than for cause after 2 years from your hire date, you will be eligible to participate in the Wells Fargo severance plan then in effect for similarly situated executives.

As part of our normal business procedures, a background investigation will be done by a consumer-reporting agency. In accordance with consumer credit regulations, you will receive a copy of the report. We also require prospective employees to show proof of identity and authorization to be employed in the United States. Acceptable documents are outlined in the enclosed IRCA required documents List.

Included with this letter are the Application for Employment and Disclosure forms, which you should complete and return to Pat Callahan as soon as possible. Also included is a copy of the Wells Fargo Code of Ethics and Business Conduct, which outlines some of our basic operating principles. I have also enclosed a copy of the Wells Fargo Vision & Values brochure describing company mission and culture

Should you have any questions about any of our policies or the terms of our offer, please contact me directly or feel free to contact Pat Callahan at 415/396-0855 or Paula Roe at 612/667-8334.

Rich, I am very pleased to have your verbal acceptance of our offer and look forward to receiving a signed copy. I'd like to warmly welcome you to Wells Fargo as a key member of our management team.

Sincerely,

/s/ Howard Atkins

Howard Atkins

I accept Wells Fargo's offer of employment as outlined above.

/s/ RICHARD LEVY Rich Levy	7-26-02 Date
cc:
Pat Callahan

PLAN 1 EXECUTIVE—RICHARD LEVY

Highlights of Your Relocation Benefits

        Your relocation package includes the following elements that are described, in detail, in your Relocation Guidebook:

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  If you're a homeowner, a home sale program that:

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  Covers normal seller's closing costs, including your realtor's fee,

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  Has an option to sell your home to Wells Fargo, and

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  Has an option to earn a 3% home sale incentive (less tax and capped at $15,000), if you find a buyer within 90 days.

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  Pre-marketing assistance provided by Wells Fargo's third party company is required for receiving the above home sale benefits.

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  A lump sum allowance designed to cover temporary living, home search, travel, trips home and misc. expenses. Any funds left over from this lump sum are yours to keep. The amount of the lump sum is based on distance moved, homeowner or renter status, household or individual status, and the hotel costs in the destination city. Your lump sum will be $16,150.

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  Assistance locating a house or apartment in the new location provided by Wells Fargo's third party company. Participation in this program is required to qualify for above closing costs.

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  An interest free down payment loan, of $325,000.

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  Family transition services, including spouse/partner job search counseling services.

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  A professional household goods move, including up to 60 days of storage, if necessary, and the shipment of 2 autos, if you're moving over 1000 miles.

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  A duplicate housing provision that reimburses you for your old home's expenses once you've closed on your new home (maximum of 60 days for homeowners; 30 days for renters).

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  A tax gross-up.

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  A payback agreement.

        To qualify for all your benefits, do not contact any real estate agents on either the purchasing or selling end until you have been referred to Wells Fargo's third party company.

DESCRIPTION OF EXECUTIVE TRANSFER BONUS

        The Company has agreed to pay to Richard D. Levy an executive transfer bonus in the gross amount of $98,968, of which $44,800 (before tax) was paid to Mr. Levy in October 2002, $27,084 (before tax) will be paid to Mr. Levy on September 30, 2003 and $27,084 (before tax) will be paid to Mr. Levy on September 30, 2004. To receive a particular payment, Mr. Levy must be an employee of the Company on the applicable payment date. The executive transfer bonus is payable to Mr. Levy net of applicable taxes and is not eligible for a tax gross-up. The first installment of the executive transfer bonus ($44,800) is a "Relocation Payment" for purposes of Mr. Levy's Employee Repayment Agreement. The remaining two installments are not subject to his Employee Repayment Agreement.

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  Exhibit 10(d)
[Letterhead of Howard I. Atkins Executive Vice President and Chief Financial Officer of Wells Fargo & Company]
PLAN 1 EXECUTIVE—RICHARD LEVY
DESCRIPTION OF EXECUTIVE TRANSFER BONUS